EXHIBIT 10.24

Amendment to Employment Agreement

This Amendment is made, entered into, and is effective as of the Amendment Date, by and between the Company and the Executive.

Article 1. Definitions

1.0                                 Unless otherwise defined herein, the terms used herein shall have the meanings ascribed to them in Article 2. of the Employment Agreement.

1.1                                 “Amendment” shall mean this amendment to the Employment Agreement.

1.2                                 “Amendment Date” shall mean January 22, 2003.

1.3                                 “Employment Agreement” shall mean that certain agreement entered into by and between the Company and the Executive as of January 1, 2002 and which subsequent thereto was filed by the Company with the Securities and Exchange Commission.

Article 2. Amendments

2.0                                 The Employment Agreement is hereby amended, as of the Amendment Date, as set forth in Sections 2.1 through 2.5.

2.1                                 Section 3.1 of the Employment Agreement is rewritten to read in its entirety as follows:

3.1                                 During the term of this Agreement, the Executive agrees to serve as Executive Vice President, Chief Administrative Officer and as General Counsel and Secretary of the Company or in such other position which Executive shall agree to accept or to which Executive shall be promoted during the Term and Executive shall report directly to the Chief Executive Officer, and shall maintain the level of duties and responsibilities as in effect as of February 1, 2003, or such higher level of duties and responsibilities as Executive may be assigned during the Term (the “Position”).

2.2                                 Section 5.1 of the Employment Agreement is rewritten to read in its entirety as follows:

5.1                                 Base Salary. The Company shall pay the Executive a Base Salary in an amount which shall be established from time to time by the Board of Directors of the Company or the Board’s designee; provided, however, that such Base Salary shall not be less than THREE-HUNDRED-TWENTY- FIVE-THOUSAND-EIGHT-HUNDRED-SIXTY-EIGHT-DOLLARS (US$325,868) per year.

(a)          This Base Salary shall be paid to the Executive in equal installments throughout the year, consistent with the normal payroll practices of the Company.

(b)         The Base Salary shall be reviewed at least annually following the Effective Date of this Agreement, while this Agreement is in force, to ascertain whether, in the judgment of the Board or the Board’s designee, such Base Salary should be increased based primarily on the performance of the Executive during the year. If so increased, the Base Salary as stated above shall, likewise, be increased for all purposes of this Agreement and shall not, in any event, be decreased in any year.

2.3                                 Section 7.4(c) of the Employment Agreement is rewritten to read in its entirety as follows:

(c)          For purposes of this Section 7.4, the term “Service Multiple” shall be defined as being equal to one-and-seventy-five-hundredths (1.75);

2.4                                 Sections 7.6(d)(1) and (d)(2) and (d)(3) of the Employment Agreement are rewritten to read in their entirety as follows:

(d)         Upon a termination of the Executive’s employment for Good Reason during the Term, and following the expiration of the sixty (60) day notice period, the Company shall pay and provide to the Executive the following:

(1)          An amount equal to one-and-seventy-five-hundredths (1.75) times the Executive’s annual Base Salary established for the fiscal year in which the Effective Date of Termination occurs;

(2)          An amount equal to one-and-seventy-five-hundredths (1.75) times the Executive’s targeted Annual Bonus award established for the fiscal year in which the Effective Date of Termination occurs;

(3)          A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for twenty-one (21) months after the Effective Date of Termination (or if continuation under the Company’s then current plans is not allowed, then provision at the Company’s expense but subject to payment by Executive of those payments which Executive would have been obligated to make under the Company’s then current plan, of substantially similar welfare benefits from one or more third party providers). These benefits shall be provided to the Executive at the same coverage level, as in effect as of the Effective Date of

Termination and at the same premium cost to the Executive which was paid by the Executive at the time such benefits were provided. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner. The continuation of these welfare benefits shall be discontinued prior to the end of the twenty-one (21) month period in the event the Executive has available substantially similar benefits at a comparable cost to the Executive from a subsequent employer, as determined by the Compensation Committee (or, in the event the Compensation Committee ceases to exist, the Board);

2.5                                 Section 8.3 of the Employment Agreement is rewritten to read in its entirety as follows:

8.3                                 Severance Benefits Paid upon a Qualifying Termination. In the event the Executive becomes entitled to receive CIC Severance Benefits, the Company shall pay to the Executive and provide him the following:

(a)                        An amount equal to two-and-twenty-five-hundredths (2.25) times the Executive’s annual Base Salary established for the fiscal year in which the Effective Date of Termination occurs;

(b)                       An amount equal to two-and-twenty-five-hundredths (2.25) times the Executive’s targeted Annual Bonus award established for the fiscal year in which the Executive’s Effective Date of Termination occurs;

(c)                        An amount equal to the Executive’s unpaid Base Salary and accrued but unused vacation pay through the Effective Date of Termination;

(d)                       All outstanding long-term incentive awards shall be subject to the treatment provided under the applicable long-term incentive plan of the Company;

(e)                        A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for twenty-seven (27) months after the Effective Date of Termination (or if continuation under the Company’s then current plans is not allowed, then provision at the Company’s expense but subject to payment by Executive of those payments which Executive would have been obligated to make under the Company’s then current plan, of substantially similar welfare benefits from one or more third party providers).

(1)                         These benefits shall be provided to the Executive at the same coverage level, as in effect as of the Effective Date of Termination or, if greater, as in effect sixty (60) days prior to the date of the Change in Control, and at the same premium cost to the Executive which was paid by the Executive at the time such benefits were provided.

(2)                         In the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner.

(3)                         The continuation of these welfare benefits shall be discontinued prior to the end of the twenty-seven (27) month period in the event the Executive has available substantially similar benefits at a comparable cost to the Executive from a subsequent employer, as determined by the Compensation Committee (or, in the event the Compensation Committee ceases to exist, the Board).

Article 3. Miscellaneous

3.0                       Except for those provisions of the Employment Agreement specifically amended as set forth in Article 2 of this Amendment, the remaining terms of the Employment Agreement shall remain in full force and effect as set forth therein.

IN WITNESS WHEREOF, the Company, through its duly authorized representative, and the Executive have executed this Amendment as of the Amendment Date.

Executive:

/s/ Robert M. Shaw
Robert M. Shaw

Company:

Bio-Technology General Corp.

By:	/s/ Sim Fass
Sim Fass
Chairman & CEO